Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2008 RESULTS

Philadelphia, PA – October 15, 2008.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter Highlights

•	Net sales grew 10% to $2,369 million
•	Gross profit improved 21% to $378 million
•	Segment income rose 28% to $276 million
•	Earnings per diluted share increased 25% to $0.70

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We continued to build on the momentum from the first half of the year with an outstanding third quarter.  The continuation of improved results was driven by volume growth and margin expansion across our global beverage and food can businesses.  In addition, unit volume demand and profitability were firm in our global aerosols businesses.  Our results demonstrate the value of our diverse global portfolio. We continued to benefit from our beverage can capacity investments in the higher growth, underserved markets of the Middle East and Southeast Asia.  Equally important, Crown is uniquely positioned with strong food and aerosol can businesses in both North America and Europe.”

Third Quarter Results
Net sales in the third quarter rose to $2,369 million, up 10.0% over the $2,153 million in the third quarter of 2007.  The increase was primarily due to sales unit volume growth in beverage and food cans, $90 million from foreign currency translation and the pass-through of higher raw material costs in the form of higher selling prices.

Gross profit in the third quarter grew 21.2% to $378 million over the $312 million in the 2007 third quarter.  As a percentage of net sales, gross profit expanded to 16.0% in the third quarter from 14.5% in the third quarter last year. Growth in beverage and food can sales unit volumes, ongoing efficiency improvements and $15 million from foreign currency translation primarily drove the improvement.

Selling and administrative expense in the third quarter was $102 million compared to $97 million in last year’s third quarter.  The increase includes foreign currency translation of $2 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $276 million in the third quarter, up 28.4% over the $215 million in the 2007 third quarter.  Foreign currency translation increased segment income by $13 million in the third quarter of 2008 compared to the same period last year.  Segment income as a percentage of net sales expanded to 11.7% in the third quarter compared to 10.0% in the third quarter last year.

“During the quarter, we also announced the signing of a license agreement with Toyo Seikan Kaisha, Ltd. to manufacture and sell our SuperEnd® beverage ends in the Japanese market.  Our patented design uses 10% less metal than traditional beverage ends and this license further illustrates the cost savings and sustainability advantages provided by SuperEnd®.  Through Crown and its licensees, SuperEnd® beverage ends are commercially available to beverage customers in North and South America, Europe, Africa, Asia and Australia,” Mr. Conway added.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the third quarter was $76 million compared to $79 million in the third quarter of 2007. The decrease reflects lower average debt outstanding partially offset by foreign currency translation of $1 million.

The provision for income taxes in the third quarter of 2008 was $45 million for an effective tax rate of 23.7% compared to $22 million, or a 15.9% effective rate in the same 2007 period.  The increase in the effective tax rate is primarily due to the release of U.S. deferred tax valuation allowances in the fourth quarter of 2007.  Included within the provision for income taxes for the third quarter of 2008 was a $5 million tax credit for a change in UK law related to depreciation on buildings.

Net income in the third quarter improved 22.6% to $114 million compared to $93 million in the third quarter of 2007.  Earnings per diluted share in the third quarter grew 25.0% to $0.70 over the $0.56 in the 2007 third quarter.

Included within net income from continuing operations, the Company recorded a net charge of $1 million, or $0.01 per diluted share, reflecting a $6 million net charge related to the provisions for restructuring and asset impairments offset by the $5 million UK tax credit described above.  In the 2007 third quarter, the Company recorded a net charge of $5 million, or $0.03 per diluted share, reflecting a net charge of $8 million for restructuring offset by a $3 million net gain on sales of assets.

Nine Month Results
For the first nine months of 2008, net sales grew 9.8% to $6,428 million over the $5,856 million in the first nine months of 2007.  The increase reflects foreign currency translation of $348 million, sales unit volume growth in beverage and food cans and the pass-through of higher raw material costs in the form of higher selling prices.  Approximately 74% of net sales were generated outside the U.S. in the first nine months of 2008 compared to 72% in the first nine months of 2007.

Gross profit for the nine month period improved 21.3% to $986 million, or 15.3% of net sales, compared to $813 million, or 13.9% of net sales in the first nine months of 2007.  The improvement was driven by beverage  and food can sales unit volume growth, increased operating efficiencies and foreign currency translation of $52 million.

Selling and administrative expense for the nine month period ended September 30, 2008 was $309 million compared to $285 million for the same 2007 period and includes $15 million from foreign currency translation.

Segment income in the first nine months of 2008 grew 28.2% to $677 million over the $528 million in the first nine months of 2007.  Foreign currency translation increased segment income by $37 million in the first nine months of 2008 compared to 2007.  Segment income as a percentage of net sales improved to 10.5% in the first nine months of 2008 compared to 9.0% for the same period last year.

Interest expense was $232 million for the first nine months of both 2008 and 2007.  Lower average debt outstanding was offset by foreign currency translation of $10 million.

The provision for income taxes for the nine month period ended September 30, 2008 was $113 million compared to $62 million in the first nine months of 2007.  Included within the provision for income taxes for the first nine months of 2008 was a $5 million tax credit for a change in UK law related to depreciation on buildings.  For the nine months ended September 30, 2008, the effective tax rate increased to 26.1% from 19.5% in 2007 due to the release of the U.S. deferred tax valuation allowance in 2007.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net income for the first nine months of 2008 increased 18.8% to $240 million, compared to net income of $202 million for the same period in 2007.  Earnings per diluted share for the first nine months of 2008 rose 21.5% to $1.47 compared to $1.21 in the first nine months of last year.

In the first nine months of 2008, the Company recorded a net charge of $3 million, or $0.02 per diluted share, reflecting an $8 million net charge related to provisions for restructuring and asset impairments and the loss from early extinguishments of debt offset by the UK tax credit of $5 million described above.  During the first nine months of 2007, the Company recorded a net charge of $1 million, or $0.01 per diluted share, reflecting a net charge of $12 million related to restructuring actions offset by a net gain of $11 million related to gains on sales of assets.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) decreased by $287 million from June 30, 2008 primarily as a result of cash provided by operating activities and $123 million due to foreign currency translation (from December 31, 2007 foreign currency translation has reduced net debt by $49 million).

Debt and cash amounts were:

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007
Total debt	$3,533	$3,799	$3,437	$3,763
Cash	332	311	457	348
Net debt	$3,201	$3,488	$2,980	$3,415

Receivables securitization	$308	$279	$272	$328

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 16, 2008 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 23.  The telephone numbers for the replay are (402) 998-1275 or toll free (888) 393-9641 and the access passcode is 25987.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to derive benefits from its international portfolio of businesses, to grow sales volumes and generate income in developing markets such as the Middle East, Southeast Asia and Eastern Europe and to generate licensing income from the sale of its patented technologies, such as SuperEnd® beverage ends, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

*     *     *     end     *     *     *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Ed Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$2,369	$2,153	$6,428	$5,856

Cost of products sold	1,935	1,785	5,277	4,875
Depreciation and amortization	56	56	165	168
Gross profit (1)	378	312	986	813

Selling and administrative expense	102	97	309	285
Provision for restructuring	3	9	4	14
Provision for asset impairments and loss/(gain) on sale of assets	2	(4)		(14)
Loss from early extinguishments of debt			2
Interest expense	76	79	232	232
Interest income	(3)	(2)	(8)	(9)
Translation and foreign exchange adjustments	8	(5)	14	(13)
Income before income taxes, minority interests and equity earnings	190	138	433	318
Provision for income taxes	45	22	113	62
Minority interests and equity earnings	(31)	(23)	(80)	(54)
Net income	$114	$93	$240	$202
Income per average common share:
Basic	$0.71	$0.58	$1.50	$1.25
Diluted	$0.70	$0.56	$1.47	$1.21

Weighted average common shares outstanding:
Basic	160,006,745	161,238,844	159,610,030	162,158,144
Diluted	163,441,406	165,217,100	163,173,502	166,380,854
Actual common shares outstanding	161,121,816	159,611,833	161,121,816	159,611,833

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and nine months ended September 30 follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Gross profit	$378	$312	$986	$813
Selling and administrative expense	102	97	309	285
Segment income	$276	$215	$677	$528

	Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2008	2007	2008	2007

Americas Beverage	$496	$455	$1,414	$1,336
North America Food	270	268	675	669
European Beverage	454	413	1,278	1,095
European Food	685	577	1,730	1,492
European Specialty Packaging	127	121	357	330
Total reportable segments	2,032	1,834	5,454	4,922
Non-reportable segments	337	319	974	934
Total net sales	$2,369	$2,153	$6,428	$5,856

Segment Income

Americas Beverage	$54	$54	$154	$148
North America Food	35	31	66	61
European Beverage	74	60	213	148
European Food	89	55	191	138
European Specialty Packaging	8	7	20	17
Total reportable segments	260	207	644	512
Non-reportable segments	51	32	138	97
Corporate and other unallocated items	(35)	(24)	(105)	(81)
Total segment income	$276	$215	$677	$528

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (CONDENSED & UNAUDITED)
(in millions)

September 30,	2008	2007
Assets
Current assets
Cash and cash equivalents	$332	$348
Receivables, net	1,067	1,084
Inventories	1,112	1,078
Prepaid expenses and other current assets	114	75
Total current assets	2,625	2,585

Goodwill	2,089	2,307
Property, plant and equipment, net	1,506	1,586
Other non-current assets	934	528
Total	$7,154	$7,006

Liabilities and shareholders’ equity/(deficit)
Current liabilities
Short-term debt	$64	$76
Current maturities of long-term debt	24	43
Other current liabilities	1,900	1,969
Total current liabilities	1,988	2,088

Long-term debt, excluding current maturities	3,445	3,644
Other non-current liabilities and minority interests	1,502	1,603
Shareholders’ equity/(deficit)	219	(329)

Total	$7,154	$7,006

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2008	2007

Cash flows from operating activities
Net income	$240	$202
Depreciation and amortization	165	168
Other, net	(551)	(399)
Net cash used for operating activities (A)	(146)	(29)

Cash flows from investing activities
Capital expenditures	(114)	(105)
Other, net	(14)	56
Net cash used for investing activities	(128)	(49)

Cash flows from financing activities
Net change in debt	145	122
Other, net	4	(123)
Net cash provided by/(used for) financing activities	149	(1)

Effect of exchange rate changes on cash and cash equivalents		20

Net change in cash and cash equivalents	(125)	(59)

Cash and cash equivalents at January 1	457	407

Cash and cash equivalents at September 30	$332	$348

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures.  A reconciliation from net cash used for operating activities to free cash flow for the three and nine months ended September 30 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net cash provided by/(used for) operating activities	$208	$181	($146)	($29)
Capital expenditures	(43)	(29)	(114)	(105)
Free cash flow	$165	$152	($260)	($134)